Exhibit 4.1


[FRONT OF STOCK CERTIFICATE]

RESTRICTED SECURITIES                                SEE LEGENDS ON REVERSE SIDE


                                State of Maryland




       0                                                                0

                        Franklin Street Properties Corp.
     FULLY                                                        NON-ASSESSABLE
                                  Common Stock

                           $.0001 Par Value Per Share






                                                   Specimen
                           of Franklin Street Properties Corp.





      President                                                  Treasurer

[REVERSE OF STOCK CERTIFICATE]

                  The shares represented by this certificate have not been
            registered under the Securities Act of 1933, as amended, and may not
Franklin be transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory
 Specimen to the Company is obtained to the effect that such registration is not required.

0                 The Corporation is authorized to issue capital stock of more
$.0001 Par  than one class, consisting of Common Shares and one or more classes
State of of Preferred Shares. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class of Preferred Shares before the issuance of any such Preferred
0 Shares, or any class thereof. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a written statement of the designations, relative rights, preferences,
Franklin conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable to each class of shares. Requests for such written statement may be directed to the Secretary of the Corporation at the principal office of the Corporation.

                  The shares represented by this certificate are subject to
            restrictions on Beneficial Ownership, Constructive Ownership and
            Transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" (a "REIT") under the
            Internal Revenue Code of 1986, as amended, or any successor statute
            (the "Code"). Subject to certain further restrictions, and except as expressly provided in the Corporation's Charter, (i) no Person may
Common      Beneficially Own or Constructively Own shares of the Corporation's
            Common Shares or Preferred Shares in excess of 9.8% in value or
0           number of shares (whichever is more restrictive) of the outstanding
President   Common Shares or Preferred Shares, respectively, of the Corporation,
            (ii) no Person may Transfer or Acquire Equity Shares if such
            Transfer or Acquisition would result in the Corporation being owned
Treasurer   by fewer than 100 Persons and (iii) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the
            Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT. Any
0           Person who Beneficially Owns or Constructively Owns or attempts to
            Beneficially or Constructively Own Equity Shares which causes or
0           will cause a Person to Beneficially Own or Constructively Own Equity
 Specimen   Shares in violation of the above restrictions must immediately notify the Corporation. If some or all of the restrictions on transfer or ownership set forth in clauses (i) or (iii) are violated by a purported Transfer of the Equity Shares represented hereby, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable
            Beneficiaries. In addition, the Corporation may redeem Equity Shares represented hereby if a purported Transfer violates the restrictions described above. Furthermore, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially or Constructively Own Equity Shares in violation of the restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Equity Shares. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished, without charge, to each holder of Equity Shares who directs a request to the Secretary of the Corporation at the principal office of the Corporation.